Exhibit 99.2
Amkor Technology, Inc. Completes Sale of $345 Million 7.375% Senior
Notes due 2018
Amkor also Calls for Redemption all of its 7.125% Senior Notes due 2011 and 7.75% Senior Notes due 2013
CHANDLER, AZ, May 4, 2010 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has completed its previously announced offering of $345 million aggregate principal amount of its 7.375% Senior Notes due 2018. The proceeds from the offering, together with existing cash, will be used to redeem in full the $53.5 million outstanding principal amount of the Company’s 7.125% senior notes due 2011 (the “2011 Notes”) and the $358.3 million outstanding principal amount of the Company’s 7.75% senior notes due 2013 (the “2013 Notes”), and to pay related fees and expenses.
The Company also announced that it has issued a notice of redemption for all of the outstanding 2011 Notes and 2013 Notes. The redemption date for the 2011 Notes and the 2013 Notes will be June 3, 2010. The CUSIP number for the 2011 Notes is 031652 AT7 and the CUSIP numbers for the 2013 Notes are 031652 AP5 and 031652 AQ3. Upon redemption, the holders of the 2011 Notes will receive 100% of the principal amount of the notes plus a make-whole payment, together with accrued and unpaid interest to, but excluding, the redemption date and the holders of the 2013 Notes will receive $1,012.92 per $1,000 principal amount of the notes together with accrued and unpaid interest to, but excluding, the redemption date.
“By extending the maturities of approximately $400 million of our nearest term debt, we have enhanced our liquidity and strengthened our balance sheet on very favorable terms,” said Joanne Solomon, executive vice president and chief financial officer.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (the “SEC”) filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the redemption of the 2011 Notes and 2013 Notes and Amkor’s financial position. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Amkor Technology, Inc.
Joanne Solomon
Executive Vice President and Chief Financial Officer
480-821-5000 (ext. 5416)